Exhibit 5.2

[Karr-Tuttle-Campbell Letterhead]

August 23, 2000

Merrill Corporation
One Merrill Circle
St. Paul, Minnesota 55108

RE:	Registration Statement on Form S-1

Ladies and Gentlemen:

    We have acted as special counsel to FMC Resource Management Corporation, a Washington corporation ("FMC"), one of the subsidiary guarantors of Merrill Corporation, a Minnesota corporation (the "Company"). FMC is named as an additional registrant in the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company and its guarantors with the Securities and Exchange Commission, with respect to the registration by the Company and the guarantors of the resale of up to $15,157,000 aggregate principal amount of the Company's 12% Series A Senior Subordinated Notes due 2009 (the "Notes") and the guarantees by the Guarantors (the "Subsidiary Guarantees"), including the guaranty by FMC (the "FMC Subsidiary Guaranty"), on behalf of a certain selling noteholder named therein (the "Selling Noteholder"), which Notes and Subsidiary Guarantees may be offered for resale by the Selling Noteholder from time to time as described in the Registration Statement.

    In acting as special counsel for FMC and arriving at the opinion expressed below, we have examined and relied upon such records, documents and other instruments as, in our judgment, are necessary or appropriate in order to express the opinion hereinafter set forth. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us copies of originals, and the conformity to original documents of all documents submitted to us as facsimile or photostatic copies.

    Based upon and subject to the foregoing, we are of the opinion that the FMC Subsidiary Guaranty being registered for resale with the Notes by the Selling Noteholder under the Registration Statement has been duly authorized, executed and delivered.

    We express no opinion herein other than the laws of the State of Washington and the federal laws of the United States.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement, to its use as part of the Registration Statement, and to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

Very truly yours,
KARR TUTTLE CAMPBELL, A Professional Service Corporation
/s/ Karr Tuttle Campbell
By:	/s/ DIANA K. CAREY Diana K. Carey, Authorized Agent